Exhibit 10.5

Description of Chief Executive Officer’s Compensation

Freddie Mac (formally known as the Federal Home Loan Mortgage Corporation) has been advised by the Federal Housing Finance Agency, acting as Freddie Mac’s conservator, that the compensation arrangements for David M. Moffett, who became Freddie Mac’s Chief Executive Officer on September 7, 2008, have not been determined. Pending a determination with respect to Mr. Moffett’s compensation arrangements, he is receiving a base salary at the rate of $900,000 per year.